Michael Porter, President Jeffrey Myhre, VP - Editorial
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HYDROGEN ENGINE CENTER, INC.
Nicole Fritz-Kemna,
Communications Director
(515) 295-3178
nkemna@hydrogenenginecenter.com

FOR IMMEDIATE RELEASE

HYDROGEN ENGINE CENTER AND GPSLATITUDE BEGIN DEVELOPMENT

OF REMOTE WIRELESS ENGINE CONTROLLER

ALGONA, IA, September 4, 2008 -- Hydrogen Engine Center, Inc., (OTC BB: HYEG) (HEC), a developer of systems and processes used in the design, manufacture and distribution of alternative fuel internal combustion engines, engine controls and generator systems, has announced it has engaged GpsLatitude (GPSL) to enhance HEC’s proprietary Oxx Boxx™ engine controller with GPSL’s state-of-the-art wireless technology to produce a Remote Wireless Engine Controller. The agreement provides for development and testing by both parties working to create a production-ready controller by the second quarter of 2009.

GpsLatitude, a Montreal technology development company, is a provider of wireless security solutions and tracking for mobile assets. They also focus on wireless transmission solutions using available public and private wireless networks infrastructure. These wireless solutions are expected to enable HEC and its end users to conduct live testing and monitoring on engines in their respective applications, on a global scale. Information to be provided via the Remote Wireless Engine Controller is being designed to include engineering data on system performance, usage specifications, system status and, if necessary, location deviations.  Capabilities of the controller are also expected to allow for multiple engines to be interconnected.

Additional features of the proposed controller are being designed to include the ability to track the physical location of a system. This would allow both HEC and its customers the ability to be notified if a system is moved outside of its assigned parameters. As a universal, multi-fueled controller, HEC plans to include this technology as a standard feature on all of its products as well as offering the controller as a stand-alone product for use with any engine regardless of brand, displacement or power level.

GpsLatitude Co-Founder, Jan Rowinski, was recently appointed to the HEC Board of Directors and is eager to begin working with HEC to bring this product forward. Mr. Rowinski stated, “This controller has the potential to be marketed on a worldwide scale, as it can be applied to any engine or system. It can also be modified to match an OEM’s specifications should an engine manufacturer wish to purchase a private label version of the controller. Using our technology with Oxx Power® products we can provide customers with a complete system including some of the best technology available today.”

-more-

HEC President and CEO, Ted Hollinger, explains the importance of this relationship with GpsLatitude by stating, “GpsLatitude has the experience and technology needed to make such an important addition to our product lineup. By working with Mr. Rowinski and the GPSL team, we look forward to delivering a wireless controller that has the potential of knowing no geographical boundaries. By raising the bar on our technology’s capabilities, we intend to create a substantial market and technology advantage in the Clean-Tech industry. In addition, we believe the wireless feature for our controller will facilitate exceptional customer services and response time.”

About GpsLatitude
GpsLatitude, a Montreal-based company, is a provider of security solutions and tracking for mobile assets. It is also a developer of advanced “Videlocalisation”, a cost-effective, integrated mobile digital video tracking / recording and live wireless transmission solution utilizing low bandwidth radio. GpsLatitude also specializes in the design and production of rugged military spec mobile computer and portable devices utilizing satellite, cellular or private network radio, for use by law enforcement agencies, EMS services, utilities and transport companies. Contact information: info@gpslatitude.com, or dial 888-GPS-0070.

About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. (HEC) develops systems and processes used in the design, manufacture and distribution of alternative fuel internal combustion engines, engine controls and generator systems. These technologies are for use by customers and partners in the industrial and power generation markets. These solutions and the engines using them are designed to run on hydrogen, ethanol, methanol, ammonia and traditional fuels. Engines and engine products are sold under the brand name Oxx Power ™. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased or unforeseen levels of competition for the Company, new products and technological changes, the Company’s ability to hire and retain qualified employees, the Company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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